News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Lien Nguyen (407) 826-4475

Tupperware Brands Updates Third Quarter 2015 Sales Outlook

•	Trending toward high end of +4 to 6% third quarter local currency+ increase range.

•	Foreign exchange impact versus 2014 sales 2 points worse than in July second quarter earnings release++.

Orlando, Fla., September 2, 2015 - (NYSE: TUP) Tupperware Brands Corporation today updated its third quarter 2015 sales outlook.

Rick Goings, Chairman and CEO commented, “While we, like many other global consumer products companies are navigating through a volatile external environment, particularly in the emerging markets+++, we are pleased that two months into the quarter we are tracking towards the high-end of our local currency sales outlook range for the third quarter as announced in July. We have seen the expected trend improvement in Indonesia, France and Italy, and strong growth in our businesses in Argentina, Brazil, China and Tupperware Mexico and South Africa in spite of the macros, which reflects the strength of our business model and skill of our local leadership.”

Based on actual foreign exchange rates for July and August rates thereafter, the third quarter impact of changes in foreign exchange rates on the Company’s 2015 earnings per share comparison with 2014 would be negative 26 cents per share. There was a negative 22 cent impact included in the guidance provided in July in the Company’s second quarter 2015 earnings release.

The Company plans to release its third quarter 2015 earnings results on Tuesday, October 20, 2015.

+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.
++ See the September 1, 2015 foreign exchange impact update posted on the Company’s website, http://ir.tupperwarebrands.com/financial-information/foreign-exchange-impact/default.aspx, which indicates an impact on the third quarter 2015 versus 2014 sales comparison of negative 18% versus negative 16% in the Company’s second quarter earnings release in July 2015.
+++ The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.

Tupperware Brands Corporation is the leading global marketer of innovative, premium products across multiple brands utilizing a relationship based selling method through an independent sales force of 3.0 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on the Tupperware Brands website, http://ir.tupperwarebrands.com/financial-information/foreign-exchange-impact/default.aspx,. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. This includes the impact on sales and earnings from currency devaluations in Venezuela. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

###